Exhibit F

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of October 26, 2016 by and among Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), and the Investors set forth on the signature pages affixed hereto (each an “Investor” and collectively the “Investors”).

Recitals

A.                                    The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

B.                                    The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement 7,958,763 shares (collectively, the “Shares” and each, a “Share”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), such Series A Preferred Stock to have the relative rights, preferences, limitations and designations set forth in the Certificate of Designations set forth as Exhibit A attached hereto (the “Certificate of Designations”) and to be convertible into an aggregate of up to 7,958,764 shares (subject to adjustment) (the “Conversion Shares”) of the Company’s Common Stock, par value $0.01 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, to the extent the Shares, in connection with any such reclassification, become convertible into such securities pursuant to the Certificate of Designations, the “Common Stock”), at a conversion price of $4.85 per Share (subject to adjustment), at a purchase price of $4.85 per Share (the “Per Share Price”), for an aggregate purchase price of up to $38,600,000.55 (the “Purchase Price”); and

C.                                    Prior to the execution and delivery of this Agreement, the Company entered into purchase agreements with certain investors providing for the purchase of shares of Series A Preferred Stock (the “Prior Purchase Agreements”); and

D.                                    Contemporaneous with the sale of the Shares, the parties hereto will execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws in the form attached hereto as Exhibit B.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Agents” means, collectively, Jefferies LLC (“Jefferies”), DNB Markets, Inc. and Fearnley Securities Inc.

“Business Day” means any day, other than a Saturday or Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the Business Day on which the Closing occurs, which shall be no earlier than the date as of which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) the Investors’ obligations to pay the Subscription Amount, and (ii) the Company’s obligations to deliver the Shares at the Closing, in each case, have been satisfied or waived.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company’s Knowledge” means the actual knowledge of Peter C. Georgiopoulos, John C. Wobensmith, Apostolos D. Zafolias, or Joseph Adamo.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt Commitment Letter” means that certain Second Amended and Restated Commitment Letter by and among the Company, Nordea Bank Finland plc, New York Branch, Skandinaviska Enskilda Banken AB (publ), DVB Bank SE, ABN AMRO Capital USA LLC, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft, Crédit Industriel et Commercial and BNP Paribas in substantially the form attached hereto as Exhibit D.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Escrow Account” has the meaning set forth in Section 3.1.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit E hereto, by and among the Company, the Escrow Agent and the Investors to be executed concurrently with this Agreement, pursuant to which the Investors shall deposit the Purchase Price with the Escrow Agent to be released to the Company at the Closing.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (first and fourth sentences only), Section 4.2, Section 4.3, Section 4.4, Section 4.25 and the last sentence of Section 4.30.

“Hayfin Facility Agreement” means the Facility Agreement, dated November 4, 2015, by and among the indirect Subsidiaries of the Company listed therein as borrowers, Genco Holdings Limited, the financial institutions listed therein as lenders, and Hayfin Services LLP, as agent and security agent.

“Hayfin Term Sheet” means the term sheet dated June 29, 2016 in respect of the proposed amendment of the Hayfin Facility Agreement.

“Insider” means each director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, and any promoter connected with the Company in any capacity on the date hereof.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (x) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (y) the ability of the Company to perform its obligations under the Transaction Documents, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (i) effects caused by changes or circumstances affecting general market conditions in the U.S. economy or which are generally applicable to the industry in which the Company operates, provided that such effects are not borne disproportionately by the Company, (ii) effects resulting from or relating to the announcement or disclosure of the sale of the Securities or other transactions contemplated by this Agreement or any other Transaction Document, or (iii) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement or any other Transaction Document.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“NYSE” means the New York Stock Exchange.

“Per Share Price” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prior Purchase Agreements” has the meaning set forth in the Recitals.

“Proposal” has the meaning set forth in Section 7.7.

“Registrar of Corporations” shall mean the Registrar of Corporations of the Republic of the Marshall Islands.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Required Investors” means (i) prior to Closing, the Investors who, together with their Affiliates, have agreed to purchase a majority of the Securities to be sold hereunder and (ii) from and after the Closing, the Investors or their permitted transferees of whom the Company has been given written notice hereunder who beneficially own (calculated in accordance with Rule 13d-3 under the 1934 Act without giving effect to any limitation on the conversion of the Series A Preferred Stock set forth therein) a majority of the Shares issued pursuant hereto.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Shares and the Conversion Shares.

“Shares” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in Section 7.7(a).

“Stockholders Meeting Deadline” has the meaning set forth in Section 7.7(a).

“Subsequent Stockholders Meeting” has the meaning set forth in Section 7.7(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Registration Rights Agreement and the Escrow Agreement.

“Transfer Agent” means Computershare, Inc.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.                                      Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date, each Investor shall severally, and not jointly, purchase, and the Company shall sell and issue to each Investor, the Shares in the amounts set forth opposite such Investor’s name on Schedule 1 attached hereto in exchange for the portion of the Purchase Price equal to the Per Share Price multiplied by the number of Shares to be purchased by such Investor (such Investor’s “Subscription Amount”) as specified in Section 3 below.

3.                                      Closing.

3.1                               Closing.  On or prior to October 31, 2016, each Investor shall cause a wire transfer in immediately available funds to be sent to the account designated by the Escrow Agent in writing (the “Escrow Account”), in an amount representing such Investor’s Subscription Amount as set forth on Schedule 1 Attached this Agreement, and the Company shall deliver to the Escrow Agent, in trust, a certificate or certificates, registered in such name or names as the Investors may designate, representing the Shares, with instructions that such certificates are to be held for release to the Investors only upon release in full of the Purchase Price to the Company by the Escrow Agent.  Notwithstanding anything to the contrary herein, in the event any Investor fails to deposit its Subscription Amount in the Escrow Account in full and on time by October 31, 2016, the Company shall have the right as a non-exclusive remedy to terminate this Agreement immediately as to such Investor.  In the event of any such termination, such Investor’s rights and status as an Investor hereunder (including without limitation the right to acquire any Shares) shall automatically terminate.  Any such termination shall not limit any other right or remedy of the Company or any liability or obligation of the Purchaser with respect to such breach.  On the Closing Date, upon confirmation that the Escrow Account contains an amount equal to the Purchase Price and that the other conditions to closing specified herein have been satisfied or duly waived, the Company shall file the Certificate of Designations with the Registrar of Corporations.  Upon confirmation that the Certificate of Designations has been filed and has become effective, the Escrow Agent shall promptly cause a wire transfer in immediately available funds to be sent to the account of the Company as instructed in writing by the Company, in the amount of the full Purchase Price.  Upon receipt of the Purchase Price by the Company, the certificates evidencing the Shares shall be released to the Investors (the “Closing”).  The Closing of the purchase and sale of the Shares shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, or at such other location and on such other date as the Company and the Investors shall mutually agree.

3.2                               Escrow Agreement. Each Investor acknowledges that its Subscription Amount will be released by the Escrow Agent to the Company at the Closing pursuant to the terms and conditions of this Agreement and the Escrow Agreement without any further instruction or consent from the Investor. The Closing will occur upon satisfaction of the conditions set forth in Section 6 of this Agreement.  Each Investor acknowledges that it has reviewed the Escrow Agreement and agrees to its terms.

4.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1                               Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties.  Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to be in good standing or so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.1 hereto, each of the Company and its Subsidiaries is not the subject of any judicial composition proceeding, bankruptcy proceeding or any similar process or of any judgment or dissolution. The Company’s Subsidiaries are listed on Schedule 4.1 hereto.

4.2                               Authorization.  The Company has all corporate power and authority and, except for the filing of the Certificate of Designations with the Registrar of Corporations and the approval of the Proposal at the Stockholders Meeting or any Subsequent Stockholders Meeting, has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities.  The Transaction Documents, upon execution and delivery thereof by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3                               Capitalization.  The capitalization of the Company as of the date hereof is as set forth in the Company’s Form 10-Q for the quarterly period ended June 30, 2016 (the “Q2 2016 10-Q”). The Company has not issued any capital stock since its most recently filed periodic report under the 1934 Act except as may be issuable upon the exercise of outstanding warrants, the settlement of outstanding restricted stock units disclosed in the SEC Filings, or future awards under the Company’s 2015 Equity Incentive Plan.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in any transaction pertaining to the Company’s capital stock. Except for the Prior Purchase Agreements, as set forth in the SEC Filings, or future awards under the 2015 Equity Incentive Plan, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary of the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities except as described in Section 7.7 hereof. Except as set forth in the SEC Filings, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge as of the date hereof, between or among any of the Company’s stockholders. Other than the rights being granted to the Investors, to the Investors party to the Prior Purchase Agreements, or as set forth in the SEC Filings, no person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

4.4                               Valid Issuance.  Upon the filing of the Certificate of Designations with the Registrar of Corporations, the Shares will have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.  Upon the due conversion of the Shares, the Conversion Shares will be validly issued, fully paid and nonassessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws (other than those created by the Investors).  The Company has reserved a sufficient number of shares of Common Stock for issuance upon the conversion of the Shares.

4.5                               Consents.  Except for the filing of the Certificate of Designations with the Registrar of Corporations, the execution, delivery and performance by the Company of the Transaction Documents, approval of the Proposal by the Company’s shareholders, and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made (or shall have been made prior to Closing) pursuant to applicable state securities laws and NYSE listing requirements and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods and approval of the Proposal at the Stockholders Meeting.

4.6                               Delivery of SEC Filings; Business.  The Company has made available to the Investors through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “10-K”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K (collectively, the “SEC Filings”).  The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.

4.7                               Use of Proceeds.  The net proceeds of the sale of the Shares hereunder shall be used by the Company for debt repayment, working capital and general corporate purposes.

4.8                               Absence of Certain Events.  Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings prior to the date hereof or on Schedule 4.8, (i) the Company has not altered its method of accounting, (ii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, except in connection with the payment of the exercise price of, or withholding taxes for, awards under the Company’s equity incentive plans, and (iii) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company’s existing equity incentive plans. As of the date hereof, the Company does not have pending before the SEC any request for confidential treatment of information. Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Company or its business, properties, operations, financial condition or prospects that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed.

4.9                               SEC Filings.

(a)                                 At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each registration statement and any amendment thereto filed by the Company during the two years preceding the date hereof pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10                        No Conflict, Breach, Violation or Default.  Subject to the filing of the Certificate of Designations with the Registrar of Corporations, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Second Amended and Restated Articles of Incorporation, as amended, or the Company’s Amended and Restated Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary of the Company or any of their respective assets or properties, except, with respect to subclause (i)(b), as which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except as which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.11                        Tax Matters.  The Company and each Subsidiary of the Company has timely prepared and filed (or timely filed for an extension for) all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Filings.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than taxes being contested in good faith and for which adequate reserves have been made on the Company’s financial statements included in the SEC Filings.  There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or property.  Except as described on Schedule 4.11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any of its Subsidiaries or other corporation or entity.

4.12                        Title to Properties.  Except as disclosed in the SEC Filings or Schedule 4.12, the Company and each of its Subsidiaries has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13                        Registry of and Title to Vessels; Good Standing.  Each of the Company’s vessels is owned directly by the Company or one its Subsidiaries, has been duly registered as a vessel under the laws and regulations and flag of its jurisdiction in the sole ownership of the Company or such Subsidiary, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; the Company or each such Subsidiary, as applicable, has good title to the applicable vessel, free and clear of all mortgages, pledges, liens, security interests and claims and all defects of the title of record other than as disclosed in Schedule 4.13, and no other action is necessary to establish and perfect such entity’s title to and interest in such vessel as against any charterer or third party, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and each such vessel is in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction except for failures to be in good standing which would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.14                        Compliance with Maritime Guidelines.  Except with respect to vessels described in Schedule 4.14, each of the Company’s vessels is operated in compliance with the rules, codes of practice, conventions, protocols, guidelines or similar requirements or restrictions imposed, published or promulgated by any governmental authority, classification society or insurer applicable to the respective vessel (collectively, “Maritime Guidelines”) and all applicable international, national, state and local conventions, laws, regulations, orders, governmental licenses and other requirements (including, without limitation, all environmental laws), except where such failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.15                        Classification.  Except with respect to vessels described in Schedule 4.15, each vessel is classed by a classification society which is a full member of the International Association of Classification Societies and is in class with valid class and trading certificates, without any overdue recommendations, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.16                        Certificates, Authorities and Permits.  The Company and each of its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.  Neither the Company nor any of its Subsidiaries have been in violation or breach of, or default under, any such certificate, authority or permit except where such violation, breach or failure would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.17                        Labor Matters.  No material labor dispute exists or, to the Company’s Knowledge, has been threatened with respect to any of the employees of the Company which would reasonably be expected to result in a Material Adverse Effect. To the Company’s Knowledge, none of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the Company’s Knowledge, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.18                        Intellectual Property.  The Company and its Subsidiaries own, possess, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of its business as now conducted or as described in the SEC Filings to be conducted, except as such failure to own, possess, or acquire such rights would not result in a Material Adverse Effect.  Except as set forth in the SEC Filings, as of the date hereof, there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or Subsidiaries’ rights in or to any such Intellectual Property, or alleging that the Company infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such claim, in each case except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.19                        Environmental Matters.  Neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.20                        Litigation.  Except as described in the SEC Filings, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; no such investigations, actions, suits or proceedings are, to the Company’s Knowledge, threatened or contemplated by any governmental or regulatory authority or threatened by others.

4.21                        Financial Statements.  The financial statements included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, except for normal year-end audit adjustments and as otherwise as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof or as described on Schedule 4.21, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.22                        Insurance Coverage.  The Company and each of its Subsidiaries maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each such Subsidiary.

4.23                        Compliance with Law.  The Company and each of its Subsidiaries are in compliance, and since January 1, 2013, have been in compliance, in all material respects, with all U.S. federal, state, local and foreign laws and regulations applicable to them or the operation of their respective business or by which their assets are bound or affected, except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.  None of the Company or any of its Subsidiaries have received any written notice of any material violation of any U.S. federal, state, local and foreign laws and regulations applicable to them or the operations of their respective businesses or by which their assets are bound or affected at any time since January 1, 2013, except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.24                        Compliance with NYSE Continued Listing Requirements.  Except as described in the SEC Filings or as a result of this Agreement and the transactions contemplated hereby:  (i) the Company is in compliance with applicable NYSE continued listing requirements, and (ii) there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on the NYSE and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from the NYSE.

4.25                        Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any of its Subsidiaries or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 4.25.

4.26                        No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.27                        No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would be reasonably likely to adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.28                        Rule 506 Compliance.  To the Company’s Knowledge, neither the Company nor any Insider is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2)(i) or (d)(3) of the 1933 Act.  The Company is not disqualified from relying on Rule 506 of Regulation D under the 1933 Act (“Rule 506”) for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Securities to the Investors pursuant to this Agreement.  The Company has exercised reasonable care to determine whether any such disqualification under Rule 506(d) exists.

4.29                        Private Placement.  Assuming the accuracy of the representations and warranties of the Investors in Section 5 hereof, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.30                        Material Contracts.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Material Contract that has not been filed.  Except as would not have a Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles; (ii) each Material Contract is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder except as is subject to a waiver described in the SEC Filings; (iv) neither the Company nor any of its Subsidiaries has received written notice of any breach or default of any Material Contract other than as may be set forth in any waiver described in the SEC Filings, and (v) neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Material Contract.  Except as set forth in Schedule 4.30, no event has occurred (with or without notice or lapse of time, or both) and is continuing that would constitute a breach or default, or permit termination, modification, or acceleration under any credit facility or debt instrument, to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, and to the Company’s Knowledge there exists no event or circumstance that would reasonably be expected to give rise to any such breach, default, termination, modification, or acceleration, except as is subject to a waiver described in the SEC Filings.

4.31                        Transactions with Affiliates.  Except as disclosed in the SEC Filings or in connection with the transactions contemplated by the Transaction Documents, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any material transaction with the Company or any of its Subsidiaries (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any material contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.32                        Internal Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.  The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared.

4.33                        Investment Company.  The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.                                      Representations and Warranties of the Investors.  Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1                               Organization and Existence.  Such Investor, if such Investor is an entity, is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority, and if such Investor is a natural person, all requisite power and authority, to invest in the Securities pursuant to this Agreement.

5.2                               Authorization; No Conflicts.  The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally. The execution, delivery and performance by the Investor of this Agreement and each Transaction Document to which the Investor is a party and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to such Investor, except in the case of clause (ii) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.3                               Purchase Entirely for Own Account.  The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Neither such Investor nor any Affiliate of such Investors is a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4                               Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5                               Disclosure of Information.  Such Investor acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto, including Schedule 5.5) and the SEC Filings and the risk factors set forth therein.  Such Investor and its advisors, if any, has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Investor. Such Investor and its advisors, if any, have been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Investor understands that its investment in the Securities involves a high degree of risk. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Investor is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Securities and the transactions contemplated by this Agreement.

5.6                               No Governmental Review.  Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

5.7                               Restricted Securities.  Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.8                               Legends.  It is understood that, except as provided below, certificates or other instruments evidencing the Securities may bear the following or any similar legend:

(a)                                 “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b)                                 If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.9                               Accredited Investor / Qualified Purchaser.  Such Investor is, and on the date the Conversion Shares are issued upon conversion of the Shares such Investor will be, an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Additionally, if such Investor is an individual, he or she is a qualified purchaser as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended.

5.10                        No General Solicitation.  Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising by the Company or any person acting on its behalf.

5.11                        Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any of its Subsidiaries or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12                        Prohibited Transactions.  Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”).  Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.  Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.12 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.12.

5.13                        Affiliate Involvement in Offering; Trading Price.  Such Investor acknowledges that it is aware of the following: (i) that one or more Persons that may be deemed Affiliates of the Company are purchasing Securities; (ii) that such purchase by such Persons should not be taken as an indication of their views regarding the prospects of the Company nor should such Investor infer from their participation that they possess non-public information suggesting favorable prospects for the Company; and (iii) the Company’s stock is thinly traded, and accordingly the trading price of the Company’s stock may not accurately reflect the current value of the Company.

5.14                        Rule 506 Compliance.  Neither such Investor nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any Disqualification Event (as defined above), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the 1933 Act and disclosed in writing in reasonable detail to the Company.

5.15                        The Agents.  Such Investor understands that each Agent has acted solely as an agent of the Company in the placement of the Securities, and that none of the Agents makes any representation or warranty with regard to the merits of this transaction or as to the accuracy of any information such Investor may have received in connection therewith.  Such Investor acknowledges that it has not relied on any information or advice furnished by or on behalf of the Agent.

5.16                        Sufficient Funds.  Each Investor has sufficient cash on hand or other immediately available funds to pay the Purchase Price and otherwise satisfy its obligations in connection with this Agreement and the transactions contemplated hereby.

6.                                      Conditions to Closing.

6.1                               Conditions to the Investors’ Obligations.  The obligation of each Investor to purchase the Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)                                 The Fundamental Representations shall be true and correct as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such Fundamental Representation shall be true and correct as of such earlier date.  The representations and warranties made by the Company in Section 4 hereof (other than the Fundamental Representations) qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof (other than the Fundamental Representations) not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.  The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)                                 The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents on the Closing Date (other than any registration of the Conversion Shares under the 1933 Act), all of which shall be in full force and effect.

(c)                                  The Company shall have executed and delivered the Registration Rights Agreement.

(d)                                 The Company shall have executed and delivered the Escrow Agreement.

(e)                                  The Company shall have filed with the NYSE a supplementary listing application or similar application for the listing or trading of the Conversion Shares on the NYSE, a copy of which shall have been provided to the Investors.

(f)                                   The Certificate of Designations shall have been filed with the Registrar of Corporations and shall be effective; a filed copy of the Certificate of Designations shall have been provided to the Investors.

(g)                                  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(h)                                 The Company shall have delivered an officer’s certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of this Section 6.1.

(i)                                     The Investors shall have received an opinion from each of Kramer Levin Naftalis & Frankel LLP and Reeder & Simpson, P.C., dated as of the Closing Date, in the forms attached hereto as Exhibit C-1 and Exhibit C-2, respectively.

(j)                                    No stop order or suspension of trading shall have been imposed by the NYSE, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(k)                                 The Company shall have received, or shall receive substantially simultaneously with the Closing, an amount not less than the difference between $125 million and the Investors’ Subscription Amounts in gross proceeds in respect of the sale of shares of Series A Preferred Stock.

(l)                                     The conditions precedent set forth in the Debt Commitment Letter shall be or have been satisfied or waived and the Refinancing (as defined in the Debt Commitment Letter) for no less than $400 million shall have occurred, or shall occur substantially simultaneously with the funding of the Investor’s Subscription Amount, on the terms set forth in the Debt Commitment Letter.

(m)                             The Hayfin Facility Agreement shall have been amended, or shall be amended substantially simultaneously with the funding of the Investor’s Subscription Amount, on the terms set forth in the Hayfin Term Sheet.

6.2                               Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Shares at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)                                 The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects as of the Closing Date.  The Investment Representations shall be true and correct in all respects as of the Closing Date.  The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)                                 The Investors shall have executed and delivered the Registration Rights Agreement.

(c)                                  Each Investor shall have delivered its Subscription Amount to the Escrow Agent by wire transfer of immediately available funds to the account as specified in the Escrow Agreement.

(d)                                 The Escrow Agent shall have delivered the Purchase Price to the Company by wire transfer of immediately available funds to an account specified by the Company.

(e)                                  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)                                   The Company shall have received, or shall receive substantially simultaneously with the funding of the Investors’ Subscription Amount, an aggregate of not less than $125 million (inclusive of the Investors’ Subscription Amount) in gross proceeds in respect of the sale of shares of Series A Preferred Stock.

(g)                                  The Refinancing (as defined in the Debt Commitment Letter) shall have occurred, or shall occur substantially simultaneously with the funding of the Investors’ Subscription Amount, on the terms set forth in the Debt Commitment Letter and otherwise in form and substance reasonably satisfactory to the Company.

(h)                                 The Hayfin Facility Agreement shall have been amended, or shall be amended substantially simultaneously with the funding of the Investors’ Subscription Amount, on the terms set forth in the Hayfin Term Sheet and otherwise in form and substance reasonably satisfactory to the Company.

(i)                                     The Investors shall have delivered an officer’s certificate, executed on behalf of each Investor by its Chief Executive Officer or its Chief Financial Officer or person performing similar functions, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsection (a) of this Section 6.2.

6.3                               Termination of Obligations to Effect Closing; Effects.

(a)                                 The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i)                                     Upon the mutual written consent of the Company and the Investors;

(ii)                                  By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)                               By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)                              By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to November 15, 2016;

provided, however, that, in the case of clause (ii) or (iii) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)                                 In the event of termination by any Investor of its obligations to effect the Closing pursuant to Section 6.3(a)(iii), written notice thereof shall promptly be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors.  Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.                                      Covenants and Agreements.

7.1                               Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Shares and the Commitment Fee, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Shares and the Commitment Fee issued pursuant to this Agreement in accordance with their respective terms.

7.2                               No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.3                               Listing of Underlying Shares and Related Matters.  The Company shall take commercially reasonable efforts to cause the Conversion Shares to be approved for listing or trading on the NYSE or such other exchange or market where the Common Stock is trading or expected to trade no later than ninety (90) days after the date of conversion of the Shares.  Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Conversion Shares and will take such other action as is necessary to cause such Common Stock to be so listed.

7.4                               Subsequent Equity Sales.

(a)                                 From the date hereof until the date of conversion of the Shares, without the consent of the Required Investors, neither the Company nor any of its Subsidiaries shall issue shares of preferred stock, Common Stock or Common Stock Equivalents.  Notwithstanding the foregoing, the provisions of this Section 7.5(a) shall not apply to (i) the issuance of the Securities, (ii) the issuance of Series A Preferred Stock pursuant to the Prior Purchase Agreements or any Common Stock issuable upon the conversion thereof, (iii) the issuance of Common Stock or Common Stock Equivalents upon the conversion, settlement or exercise of any securities of the Company or any of its Subsidiaries outstanding on the date hereof, provided that the terms of such security are not amended after the date hereof to decrease the exercise price or increase the Common Stock or Common Stock Equivalents receivable upon the exercise, conversion or exchange thereof, (iv) the issuance of Common Stock or Common Stock Equivalents in connection with the acquisition by the Company of all or substantially all of the assets or equity interests of another business entity in a transaction approved by the Board of Directors of the Company, (v) the issuance of any Common Stock or Common Stock Equivalents pursuant to any Company equity incentive plan in place as of the date hereof or approved by the Company’s stockholders or (vi) the issuance of any Common Stock or Common Stock Equivalents in a transaction or series of related transactions, for the primary purpose of raising capital, approved by the Board of Directors of the Company and consented to by the Investors not participating in such transaction or transactions who beneficially own (within the meaning of Rule 13d-3 promulgated under the 1934 Act) a majority of the Shares issued pursuant hereto (excluding the Shares held by any Investors participating in such transaction or transactions).

(b)                                 The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investors, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.5                               Equal Treatment of Investors.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents other than the Certificate of Designations unless the same consideration is also offered to all of the parties to such Transaction Documents.  For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.6                               Proxy Statement; Stockholders Meeting.

(a)                                 Promptly following the execution and delivery of this Agreement the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which shall occur not later than sixty (60) days following the Closing Date (the “Stockholders Meeting Deadline”), for the purpose of seeking approval of the Company’s stockholders for the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock issued pursuant to this Agreement or the Prior Purchase Agreements (the “Proposal”). In the event the Proposal is not approved by the Company’s stockholders at the Stockholders Meeting, the Company shall take all action necessary to call up to three (3) additional meetings of its stockholders (each a “Subsequent Stockholders Meeting”) for the purpose of seeking approval of the Proposal, to be held promptly following the completion of the Stockholders Meeting and in no event more than one year after the Closing Date to the extent reasonably practicable. In connection with the Stockholders Meeting and, if applicable, each Subsequent Stockholders Meeting, the Company will prepare and file with the SEC proxy materials pursuant to and in compliance with Section 14(a) of the 1934 Act (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, if applicable, each Subsequent Stockholders Meeting, and, after receiving and responding to any comments of the SEC thereon, shall mail such proxy materials (or, if permitted, notice of the availability of such proxy materials) to the stockholders of the Company. Each Investor shall promptly furnish in writing to the Company such information relating to such Investor and its investment in the Company as the Company may reasonably request for inclusion in each proxy statement.

(b)           Subject to their fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s stockholders that the stockholders vote in favor of the Proposal (the “Company Board Recommendation”) at the Stockholders Meeting and, if applicable, each Subsequent Stockholders Meeting, unless the Board of Directors shall have modified, amended or withdrawn the Company Board Recommendation pursuant to the provisions of the immediately succeeding sentence. The Company covenants that the Board of Directors of the Company shall not modify, amend or withdraw the Company Board Recommendation unless the Board of Directors (after consultation with the Company’s outside counsel) shall determine in the good faith exercise of its business judgment that maintaining the Company Board Recommendation would be inconsistent with its fiduciary duty to the Company’s stockholders. Whether or not the Company’s Board of Directors modifies, amends or withdraws the Company Board Recommendation pursuant to the immediately preceding sentence, the Company shall in accordance with the Marshall Islands Business Corporations Act and the provisions of its Second Amended and Restated Articles of Incorporation, as amended, or its Amended and Restated Bylaws, (i) take all action reasonably necessary to convene the Stockholders Meeting and, if necessary, each Subsequent Stockholders Meeting as promptly as practicable, but no later than the Stockholders Meeting Deadline with respect to the Stockholders Meeting and as soon as practicable with respect to each Subsequent Stockholders Meeting, to consider and vote upon the approval of the Proposal and (ii) submit the Proposal at the Stockholders Meeting or, if applicable, each Subsequent Stockholders Meeting to the stockholders of the Company for their approval

8.             Survival and Indemnification.

8.1          Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2          Indemnification.  The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents.

8.3          Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the

Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation.  It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties.  No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation and, in the event an indemnified party controls the defense of any claim under this Section 8.3, such indemnified party may not settle such claim without the Company’s prior written consent, which will not be unreasonably withheld.

9.             Miscellaneous.

9.1          Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.3          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4          Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv)

if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Attention: John C. Wobensmith

Fax: (646) 443-8551

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Thomas E. Molner

Fax: (212) 715-8000

If to the Investors:

to the addresses set forth on Schedule 1 hereto.

9.5          Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.

9.6          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7          Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Investors without the prior written consent of the Company.

9.8          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9          Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10        Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12        Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor.  Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Persons and not because it was required or requested to do so by any Person.

9.13        Reliance by and Exculpation of Agents.

(a)           Each Investor agrees and acknowledges that (i) none of the Agents has made, or will make, any representations or warranties with respect to the Company or the offer and sale of the Shares, and such Investor will not rely on any statements made by any Agent, orally or in writing, to the contrary; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares, (iii) it will be purchasing Shares based on the results of its own due diligence investigation of the Company, (iv) it has negotiated the offer and sale of the Shares directly with the Company, and the Agents will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment.  Each Investor further represents and warrants to each Agent that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Shares, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement.  In light of the foregoing, to the fullest extent permitted by law, each Investor releases each Agent, its employees, officers, representatives and Affiliates from any liability with respect to such Investor’s participation in the offer and sale of the Shares including, but not limited to, any improper payment made in accordance with the information provided by the Company. This Section 9.13 shall survive any termination of this Agreement.  The Agents have introduced each Investor to the Company in reliance on the Investor’s understanding and agreement to this Section 9.13.

(b)           The parties agree and acknowledge that each Agent may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Investors contained in this Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to such Agent.  The parties further agree each Agent may rely on the legal opinions to be delivered pursuant to Section 6.1(i) hereof.

(c)           Each Investor agrees, for the express benefit of the Agents, that: no Agent, nor any of its Affiliates or any of its representatives (1) has any duties or obligations with respect to the transactions contemplated hereby other than those specifically set forth herein or in the engagement letter, to be entered into between the Company and the Agents; (2) shall be liable for any improper payment made in accordance with the information provided by the Company; (3) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Transaction Documents; or (4) shall be liable to such Investor (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Agreement or any Transaction Document, except for such Agent’s own gross negligence, willful misconduct or bad faith.  The Agents, their Affiliates and their representatives shall be entitled to be indemnified by the Company for acting as placement agents hereunder pursuant the indemnification provisions set forth in the engagement letter referenced above.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement or caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

The Company:	GENCO SHIPPING & TRADING LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO GENCO SHIPPING & TRADING LIMITED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement or caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

The Investors:
Investor Name

By:
Name:
Title:

Notice Information:

Address:

Attn:
Phone:
Fax:
Email:

[SIGNATURE PAGE TO GENCO SHIPPING & TRADING LIMITED PURCHASE AGREEMENT]

SCHEDULE 1

INVESTOR COMMITMENTS

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

EXHIBIT C-1

LEGAL OPINION OF KRAMER LEVIN NAFTALIS & FRANKEL LLP

EXHIBIT C-2

LEGAL OPINION OF REEDER & SIMPSON, P.C.

EXHIBIT D

DEBT COMMITMENT LETTER

EXHIBIT E

ESCROW AGREEMENT